Exhibit 14(b)

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our report October 26, 2001 for Universal Capital Growth Fund in the Registration Statement (Form N-14) and related Proxy Statement /Prospectus of Oak Ridge Funds, Inc. filed with the Securities and Exchange Commission under the Securities Act of 1933.

/s/ Ernst & Young LLP
Chicago, Illinois
November 29, 2001